Exhibit 99.1

CONSENT OF TRUSTEE NOMINEE

I hereby consent to being named as a trustee nominee in the Registration Statement on Form S-11 to be filed by Republic Property Trust (“Republic”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein).

Date: June 24, 2005

/s/ Gregory H. Leisch
Gregory H. Leisch